Exhibit 10.3

[●]

[●]

[●]

July 18, 2024

RE: CIP Award Amendment

Dear [●],

As you know, Tellurian Inc. (the “Company”) has been actively seeking to develop the Driftwood LNG Liquefaction Facility, a liquefied natural gas production and export terminal on the west bank of the Calcasieu River in Louisiana (the “Project”). You were previously granted a cash award opportunity under a Construction Incentive Award Agreement with the Company and Tellurian Services LLC (“Employer”), with a grant date of [●] (as amended, your “CIP Award”). Terms used but not otherwise defined herein shall have the meaning set forth in the Construction Incentive Award Agreement governing your CIP Award (the “CIP Award Agreement”).

The Company is asking that you agree to reduce your CIP Award in order to facilitate the development and/or monetization of the Project. By your signature below, you are agreeing to this reduction, such that (x) your total “Cash Award” (as defined in the CIP Award) shall be immediately reduced to $[●] (the “Reduced Award”), and (y) the existing allocation of the CIP Award to each “Phase” under the CIP Award, if applicable, shall be reduced on a pro rata basis so that the total allocations equal the Reduced Award, as shown in the table below:

Phase	Allocation (% of Total Cash Award)		Reduced Allocation ($)
Phase 1	40%	$	[●]
Phase 2	20%	$	[●]
Phase 3	20%	$	[●]
Phase 4	20%	$	[●]

In consideration for you agreeing to the Reduced Award, the Company and Employer hereby agree to not take any of the following actions prior to any Change of Control: (i) terminate your employment (except for Cause); (ii) decrease your base compensation, target bonus, authorities, duties, or responsibilities; (iii) change your title; and (iv) change the geographic location at which you are currently based. A breach of the foregoing by the Company or Employer shall result in this amendment being immediately terminated null and void and your CIP Award being adjusted to its original amount. In addition, subject to your performance, you shall be eligible to receive a 2024 target bonus under the Tellurian Short Term Incentive Plan, in the sole discretion of the Company.

In addition, to the extent you are in continuous employment with Employer on the date of the consummation of any Change of Control, your employment shall be terminated by Employer immediately following the consummation of such Change of Control, and such termination of employment shall be deemed to be a Termination [without][Without] Cause for purposes of [all][the Change of Control section of the CIP Award Agreement and all other] applicable plans, agreements and arrangements, including, but not limited to, the severance plan attached hereto as Exhibit A.

Notwithstanding anything to the contrary, whether, and the extent to which, any payment or benefit received or to be received by you, whether pursuant to this letter or otherwise, would be a “parachute payment” (within the meaning of Section 280G of the Code) (the “Parachute Payments”) and would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (such excise tax is hereinafter referred to as the “Excise Tax”) shall be determined by the Accounting Firm in a manner reasonably satisfactory to Company. For these purposes, no portion of such Parachute Payments will be taken into account which, in the determination of the Accounting Firm, (x) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation or (y) constitutes reasonable compensation for services to be rendered on or after a Change of Control, including on account of Treasury Regulation 1.280G-1-Q/A 42(b). Any determination by the Accounting Firm shall be binding upon the Company and you. The Company shall provide or cause the Accounting Firm to provide detailed supporting calculations to each of the Company and you within fifteen (15) business days after the date on which your right to a Parachute Payment is triggered, if applicable, or at such earlier time as is reasonably requested by the Company. The Company shall solely bear all fees and expenses of the Accounting Firm and any third-party valuation firm retained for purposes of clause (y) above. For purposes of this letter, “Accounting Firm” means Golden Parachute Tax Solutions LLC, provided, that, if Golden Parachute Tax Solutions LLC withdraws from its provision of services to the Company with respect to this letter, then the Accounting Firm shall mean an independent nationally-recognized accounting firm selected by the Company.

By your signature below, you also expressly consent to these reductions and agree that your CIP Award is deemed amended to effectuate the reductions described above. Except as expressly provided for herein, or otherwise expressly agreed by you and the Company in writing in the future, all terms and conditions of the CIP Award Agreement shall continue in full force and effect. Notwithstanding anything in this CIP Award Amendment letter to the contrary, in the event that certain Agreement and Plan of Merger, dated as of [●], 2024, by and among the Company, [x], and certain other parties, is terminated in accordance with its terms, this letter shall be null and void ab initio.

By signing below, you also unconditionally and irrevocably waive, release, and forever discharge the Company, each of its subsidiaries, and each of their past, present, and future officers, directors, principals, agents, employees, parents, shareholders, partners, subsidiaries, holding companies, affiliates, predecessors, successors, and assigns from any and all past, present, and future disputes, claims, controversies, demands, rights, obligations, liabilities or actions of every kind and nature, related to, resulting from, arising out of, or connected with the reduction of your CIP Award as described herein.

[Signature Pages Follow]

Your cooperation is greatly appreciated and will assist the Company in its ongoing efforts.

Please sign and return this letter agreement to the undersigned by July 18, 2024.

Sincerely yours,

TELLURIAN INC.

By:
Name: Martin J. Houston
Title: Executive Chairman of the Board

TELLURIAN SERVICES LLC

By:
Name: Martin J. Houston
Title: Executive Chairman of the Board

ACKNOWLEDGED AND AGREED:

[●]

[Signature Page to CIP Award Amendment Letter]